Pricing Term Sheet

Term sheet	Registration Statement No. 333-141114

To prospectus dated March 7, 2007 preliminary prospectus supplement dated March 20, 2007	Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus Dated March 20, 2007

Hospira, Inc.

$375,000,000 Floating Rate Notes due 2010
$500,000,000 5.55% Notes due 2012
$550,000,000 6.05% Notes due 2017

Floating Rate Notes due 2010
Issuer:	Hospira, Inc.
Principal Amount:	$375,000,000
Maturity Date:	March 30, 2010
Trade Date:	March 20, 2007
Original Issue Date (Settlement):	March 23, 2007
Interest Accrual Date:	March 23, 2007
Issue Price (Price to Public):	100%
Base Rate:	LIBOR Reuters LIBOR01
Spread (plus or minus):	+48 bps
Index Maturity:	Three months, except as described under Initial Interest Rate below
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 30, June 30, September 30 and December 30, commencing June 30, 2007
Day Count Convention:	Actual/360
Optional Make-Whole Redemption:	As a whole or in part, at Hospira’s option, at any time after one year from the date of issuance at 100% of the principal.
Change of Control:

If a Change of Control Triggering Event occurs, Hospira will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Initial Interest Rate:	To be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date, based on 3-month LIBOR plus 0.48%
Initial Interest Reset Date:	June 30, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	441060 AG5
ISIN:	US441060AG54
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated ABN AMRO Incorporated Citigroup Global Markets Inc.
Co-Managers:	Banc of America Securities LLC Wachovia Capital Markets, LLC
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated  toll free at 1-866-718-1649; ABN AMRO Incorporated at 1-888-226-3754; or Citigroup Global Markets Inc. toll free at 1-877-858-5407.

Prospectus Supplement Dated March 20, 2007

Prospectus Dated March 7, 2007

Fixed Rate Notes due 2012
Issuer:	Hospira, Inc.
Principal Amount:	$500,000,000
Maturity Date:	March 30, 2012
Trade Date:	March 20, 2007
Original Issue Date (Settlement):	March 23, 2007
Interest Accrual Date:	March 23, 2007
Issue Price (Price to Public):	99.813%
Interest Rate:	5.55% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each March 30 and September 30, commencing September 30, 2007
Day Count Convention:	30/360
Optional Make-Whole Redemption:

As a whole or in part, at our option, at any time, at the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments on such notes discounted to the date of redemption, on a semi-annual basis, at a rate equal to the sum of the applicable treasury rate plus 20 basis points.

Change of Control:

If a Change of Control Triggering Event occurs, Hospira will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	441060 AH3
ISIN:	US441060AH38
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated ABN AMRO Incorporated Citigroup Global Markets Inc.
Co-Managers:	Banc of America Securities LLC Wachovia Capital Markets, LLC

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated  toll free at 1-866-718-1649; ABN AMRO Incorporated at 1-888-226-3754; or Citigroup Global Markets Inc. toll free at 1-877-858-5407.

Prospectus Supplement Dated March 20, 2007

Prospectus Dated March 7, 2007

Fixed Rate Notes due 2017
Issuer:	Hospira, Inc.
Principal Amount:	$550,000,000
Maturity Date:	March 30, 2017
Trade Date:	March 20, 2007
Original Issue Date (Settlement):	March 23, 2007
Interest Accrual Date:	March 23, 2007
Issue Price (Price to Public):	99.842%
Interest Rate:	6.05% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each March 30 and September 30, commencing September 30, 2007
Day Count Convention:	30/360
Optional Make-Whole Redemption:

As a whole or in part, at our option, at any time, at the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments on such notes discounted to the date of redemption, on a semi-annual basis, at a rate equal to the sum of the applicable treasury rate plus 25 basis points.

Change of Control:

If a Change of Control Triggering Event occurs, Hospira will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	441060 AJ9
ISIN:	US441060AJ93
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated ABN AMRO Incorporated Citigroup Global Markets Inc.
Co-Managers:	Banc of America Securities LLC Wachovia Capital Markets, LLC

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated  toll free at 1-866-718-1649; ABN AMRO Incorporated at 1-888-226-3754; or Citigroup Global Markets Inc. toll free at 1-877-858-5407.

Prospectus Supplement Dated March 20, 2007

Prospectus Dated March 7, 2007